Exhibit 99.1

2950 North Loop West, Suite 700 Houston, TX 77092 Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Announces New Credit Facility

NATCO Group Inc. (NYSE: NTG) announced today that is has secured a new $85 million, 5-year revolving credit facility, replacing its current $80 million, 3-year term loan and revolving credit facility which was set to expire in March 2007. In addition to the base commitment, the new facility has a $50 million accordion expansion feature. Availability under the new facility will be used to repay amounts outstanding under the Company’s existing facilities of approximately $20 million.

John U. Clarke, NATCO Chief Executive Officer, said, “We are very pleased with the interest, commitment level and additional international expertise of the new bank group. The financial flexibility and improved market terms will benefit the Company in its continuing organic and strategic growth programs, both domestic and international. We believe this agreement is a good reflection of the operational and financial improvements the Company has made over the past two years and shows the confidence in our plans going forward by the bank group.”

Banks participating in the new credit facility include, Wells Fargo Bank, N.A. acting as U.S. Agent and Lead Arranger, HSBC Bank Canada, acting as Canadian Agent, HSBC UK, acting as UK Agent, Bank of America, acting as Syndication Agent, JPMorgan Chase Bank, Calyon New York Branch, and Compass Bank.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.